Exhibit 4.5

Novartis AG

Long Term Incentive Plan

Adopted by the Board of Directors on January 22, 2014 and amended thereafter Version effective in relation to awards made on or after January 1, 2023

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Contents

NOVARTIS AG LONG TERM INCENTIVE PLAN		4

1.	PURPOSE OF THE PLAN	4

2.	GRANTING OF AWARDS	4

3.	DIVIDENDS AND DIVIDEND EQUIVALENTS	6

4.	VESTING OF AWARDS	7

5.	LAPSE OR FORFEITURE OF AWARDS	9

6.	CESSATION OF EMPLOYMENT	10

7.	CORPORATE EVENTS	12

8.	PARTICIPANT RIGHTS AND OBLIGATIONS	13

9.	CLAWBACK	13

10.	TAX, SOCIAL SECURITY AND OTHER CHARGES	14

11.	TRANSFER OF AWARDS	14

12.	COMPANY DOCUMENTS	14

13.	BOARD’S POWERS	15

14.	ADMINISTRATION AND REGULATIONS	15

15	AWARDS NOT PENSIONABLE ETC.	15

16	NOTICES	15

17	DATA PROTECTION	15

18	AMENDMENT AND TERMINATION OF THE PLAN	16

19	COMPLIANCE WITH LAW AND ARTICLES OF INCORPORATION	16

20	APPLICABLE LAW	17

21	DEFINITIONS AND INTERPRETATION	17

SCHEDULE A NOVARTIS COMPETITORS		23

SCHEDULE 1 LONG TERM PERFORMANCE PLAN		24

1.	APPLICATION OF THE SCHEDULE	24

2.	PERFORMANCE PERIOD	24

3.	PERFORMANCE CONDITIONS	24

4.	CESSATION OF EMPLOYMENT	26

5.	AMENDMENTS	26

SCHEDULE 2 PARTICIPANTS WHO ARE OR BECOME MEMBERS OF THE ECN		27

1.	APPLICATION OF THIS SCHEDULE	27

2.	DEFINITIONS	27

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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3.	PERFORMANCE CONDITIONS AND ECN LTPP AWARDS VESTING	27

4.	BLOCKING RESTRICTIONS	28

5.	CESSATION OF EMPLOYMENT – INTRODUCTION	29

6.	CESSATION OF EMPLOYMENT AS A RESULT OF RETIREMENT	29

7.	CORPORATE EVENTS	30

SCHEDULE 3 UNITED STATES		31

1.	APPLICATION OF THIS SCHEDULE	31

2.	GRANT OF AWARDS – SHARES SUBJECT TO THE PLAN	31

3.	DEFINITIONS	31

4.	STOCK APPRECIATION RIGHTS	31

5.	CONSEQUENCES OF VESTING – RESTRICTED STOCK UNITS	33

6.	CORPORATE EVENTS	33

7.	CODE SECTION 409A	33

8.	US EXECUTIVE FINANCIAL RECOUPMENT PROGRAM	34

SCHEDULE 4 SELECT PLAN 2015		35

1.	APPLICATION OF THE SCHEDULE	35

2.	PURPOSE	35

3.	PARTICIPANTS	35

4.	VESTING AND OTHER CONDITIONS	35

5.	DEFINITIONS	35

6.	CESSATION OF EMPLOYMENT	36

7.	US SELLING RESTRICTIONS	37

8.	APPENDICES TO THE SELECT PLAN	37

APPENDIX 1 NOVARTIS SELECT PLAN SWITZERLAND		38

1.	SELECT SWITZERLAND	38

2.	SELECT CHOICES SWITZERLAND	38

3.	CESSATION OF EMPLOYMENT	38

SCHEDULE 5 NOVARTIS LAUNCH LEADER PLAN		39

1.	APPLICATION OF THE SCHEDULE	39

2.	ELIGIBLE PARTICIPANTS	39

3.	AWARD SIZE	39

4.	VESTING AND OTHER CONDITIONS	39

5.	DIVIDENDS AND DIVIDEND EQUIVALENTS	40

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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6.	CESSATION OF EMPLOYMENT	40

7.	DEFINITIONS	41

8.	AMENDMENTS	42

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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NOVARTIS AG LONG TERM INCENTIVE PLAN

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to enhance the alignment of the Participants in the Plan with the interests of the Company and its shareholders and to foster long term value creation.

The Rules govern the grant of Awards under the Plan and any sub-plan of the Plan, including the Long Term Performance Plan, the Business Unit Performance Plan, Select 2015 and other forms of long term incentive awards (including special, off cycle and ad hoc awards).

2.	GRANTING OF AWARDS

2.1	Selection of Participants

The Board may select any Eligible Employee to be granted an Award.

2.2	Timing of Awards

Subject to any Dealing Restrictions which prevent Awards being granted, the Board may grant Awards at any time during a Grant Period.

2.3	Decisions relating to Awards

In respect of any Award (whether Restricted Stock, Restricted Stock Units, SARs or other form of award) the Board will determine:

(a)	the type of Award to be granted;

(b)	where relevant, whether the Award is in respect of Shares or ADIs;

(c)	if the Award is a SAR, the base value from which the growth in value is to be measured;

(d)	if the Award does not comprise Restricted Stock, Restricted Stock Units or SARs, the form and terms and conditions of any such Award;

(e)	subject to Rule 2.4, the minimum, target and maximum number of Shares or ADIs to be subject or linked to the Award;

(f)	the Vesting Date or Vesting Dates;

(g)	whether the Award is subject to Performance Conditions and, if so, the terms of such Performance Conditions (including the applicable Performance Period);

(h)	whether the Award (or Shares or other rights comprising the Award) is subject to any holding or blocking period and if so the terms of any such period;

(i)	whether or not the Award will carry Dividend Equivalents and, if so, the form of such Dividend Equivalents;

(j)	whether the Participant is required to sell sufficient Shares to meet Taxation; and

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(k)	which, if any, Schedules to the Plan will apply to the Award.

2.4	Determining the number of Shares or ADIs subject to an Award

In order to determine the minimum, target and maximum number of Shares or ADIs subject to or linked to an Award, the Board shall:

(a)	divide the relevant percentage of salary (as determined by the Board) expressed as a cash sum by the Market Value of a Share or ADI (as appropriate) as at the date immediately preceding the Grant Date and then, where necessary, round up to the nearest whole Share or ADI; or

(b)	apply such other method as the Board may determine from time to time.

2.5	Change of Performance Conditions

Notwithstanding Rule 18 (amendment and termination of the Plan), the Board may change a Performance Condition applicable to an outstanding Award if there are circumstances which cause the Board to consider that an altered performance condition would be a fairer measure of performance. Any such altered Performance Condition must be, in all material respects, no easier and no harder to satisfy than the original Performance Condition.

2.6	Award documentation

Each Award as such will be granted by resolution of the Board and subsequently legally offered by the respective Employer of the Eligible Employee.

Each Participant shall receive a notice of the grant of an Award (either electronically or in hard copy) in such form as the Board shall determine from time to time.

In relation to any Award the Participant is required to accept the grant of the Award to him by providing such acceptance via the service provider’s online interface (or in such form as the Board shall determine from time to time) as well as, if required, complete and update the CRS FACTA documentation via the service provider’s online interface at the latest within 6 months after he received the notice of the grant of the Award. The Board may determine that the Participant will be reminded of these prerequisites for participation in the Plan. If a Participant does not provide such acceptance and/or CRS FATCA documentation in time (and, if any, after reminders), any Awards granted shall lapse or, in the case of Restricted Stock, the Shares under that Award shall be forfeited without compensation, unless the Board determines otherwise.

Alternatively, the Board may determine that a Participant who receives an Award is deemed (as of the time of receipt) to have accepted the grant and agreed to the Rules (including applicable Schedules) and the terms set out in the notice of the grant of the Award. If this is the case, a Participant may reject his Award within 14 days of receiving the notice of grant of that Award (or such longer period as the Board permits or is otherwise required by law). If a Participant does so reject his Award, then immediately on such rejection that Award shall lapse or, in the case of Restricted Stock, the Shares under that Award shall be forfeited.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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2.7	Schedules to the Plan

The Board may establish such schedules to the Rules as it considers necessary or appropriate. Such schedules may be included in the Plan in such a way that they create special rules applicable to certain Eligible Employees or categories of Eligible Employees and/or to constitute sub-plans to the Plan for Eligible Employees inside and outside Switzerland.

2.8	Policies etc.

Awards shall be subject to all applicable policies and procedures adopted by the Group from time to time, including without limitation the policies entitled “Policy for the treatment of awards in the event of a new hire, modified target, assignment or transfer within the Group” and “Policy for the grant of equity awards under the Novartis AG Long Term Incentive Plan in circumstances where an employee may leave the Group or has received an unsatisfactory performance or behaviour assessment”.

2.9	Delegations

The Board decided to delegate the following powers with regard the Plan, to the Employer, who decides after consultation with the Group Rewards &/or Group Legal teams at their discretion:

(a)	with reference to section 5 (Lapse of forfeiture of awards)

(b)	with reference to section 6.6 (Cessation of employment as a result of Death or disability) for the assessment of the performance condition if any; and

(c)	with reference to section 9 (Clawback)

The Board decided to delegate the implementation and execution of the Plan, including making non-material changes to the Rules themselves, to the Group Rewards &/or Group Legal teams.

3.	DIVIDENDS AND DIVIDEND EQUIVALENTS

3.1	Restricted Stock Units and SARs

A Participant holding an Award of Restricted Stock Units or SARs shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of such an Award unless and until the Shares comprising the Award are transferred to or acquired by the Participant.

3.2	Restricted Stock

The Board in relation to an Award of Restricted Stock may determine that the Participant must agree to surrender or waive any right to vote, receive dividends or any other rights of a shareholder in respect of such Award.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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3.3	Dividend Equivalents

If the Board determines that an Award carries Dividend Equivalents:

(a)	unless the Board decides otherwise, the number of Shares (or notional Shares if the Award is a SAR) subject to the Award will be increased by the number of Shares which could have been acquired by the reinvestment in the purchase of Shares (at the market value of a Share on each relevant dividend payment date) of dividends payable between the Grant Date and the Vesting Date on that number of Shares (or notional Shares) subject to the Award that Vests; or

(b)	if the Board decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 3.3(a), as soon as practicable after the time an Award vests in full (and Shares are transferred or acquired or cash is paid to the Participant) the Company (or the Participant’s Employer) shall pay to the Participant (in cash or Shares) (subject to all applicable tax and social security deductions) an amount equal to the aggregate dividends which would have been paid on the Award (including in respect of notional Shares for Awards that are SARs) between the Grant Date and the Vesting Date; or

(c)	the Board may decide that the Dividend Equivalents may be calculated on any other basis.

For the avoidance of doubt, the amount of a dividend, for these purposes is the amount of the gross dividend before taxes.

For the purposes of this Rule 3, “market value” shall be determined by the Board on each relevant occasion.

Unless otherwise determined by the Board at any time or times, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the Vesting Date and the date that the relevant Shares are transferred to or acquired by him or payment in respect of the Award is made.

4.	VESTING OF AWARDS

4.1	General

Vesting of Awards under the Plan, transfer of Shares or ADIs or payment of cash is subject to any Rules or law that may require otherwise, including Rule 4.6 (dealing restrictions), Rule 4.8 (delivery of Shares or ADIs to a deposit account), Rule 5 (lapse or forfeiture of Awards) and Rule 9 (clawback).

The Board shall determine the number of Shares (or amount of cash in respect of a SAR) comprising an Award that shall Vest on any particular day or days.

4.2	Normal Vesting

Subject to satisfying applicable Performance Conditions to which the Award is subject and the exceptions set out in the Rules, an Award shall Vest on the Vesting Date (or, if there is more than one Vesting Date, as to the relevant number of Shares or relevant cash entitlement in the case of SARs on each Vesting Date) or, if later, the date or dates on which the Performance Condition is confirmed as satisfied by the Board.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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4.3	Consequences of Vesting – Restricted Stock Units

As soon as practicable and legally possible after the Vesting the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the RSU is to be settled in cash) in respect of which the Award has Vested to the Participant.

4.4	Consequences of Vesting – Restricted Stock

On Vesting the restrictions applicable to the relevant Restricted Stock under the Plan shall cease to apply to the extent such Restricted Stock Vests.

4.5	Consequences of Vesting – SARs

As soon as practicable and legally possible after Vesting the Company or the Participant’s Employer shall pay to the Participant a sum equal to growth in the market value (as determined by the Board) of the number of Vested notional Shares comprising each SAR.

4.6	Dealing Restrictions

If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award shall Vest on the first day it is not so prevented.

If the transfer of Shares or ADIs (or payment of cash) on or following Vesting is prevented by a Dealing Restriction, the period for such transfer or payment shall start from the first date on which it is no longer so prevented.

Shares received by a Participant on or following Vesting may be subject to Dealing Restrictions. Subject to any such restrictions, a Participant may sell (or may be required to do so) a sufficient number of such Shares to meet Taxation (as defined in Rule 10 (tax, social security and other charges)).

4.7	Fractional entitlements

Any fractional number of Shares which arises for any reason under the Plan shall be aggregated as at the Vesting Date and rounded up to the nearest whole Share (or, in the case of a SAR, notional Share), unless the Board determines otherwise.

4.8	Delivery of Shares or ADIs to a deposit account

Subject to Board determination otherwise, all Shares and ADIs transferred to Participants under the Plan shall be transferred to and registered in one single securities account (Securities Deposit Account) held in trust by such service provider as is nominated from time to time by the Company.

If a Participant Ceases Employment, the Participant must dispose of or if possible transfer from the Securities Deposit Account to a private securities account all of the Shares or ADIs managed by the service provider within the period of three months. If that is not done, the service provider will sell all of the Shares at market value without delay on behalf of the Participant or the Participant’s successor and transfer the proceeds less costs of sale to the Participant’s last known salary account and such transfer is in full and final satisfaction.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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If a Participant Ceases Employment due to death, the period within which the Participant’s personal representative or successor in title must dispose of or transfer the Shares is twelve (12) months or such longer period as the Board may determine.

If the Company’s contract with the service provider for administration of the Plan ends in circumstances where the Plan continues, the Company will make arrangements for appropriate services to be provided by another service provider that the Company shall instruct at its sole discretion. In such circumstances, each Participant must give all notices and take all steps necessary to end the trust or custody agreement with the old service provider and appoint a new service provider.

The procedures specified above may be altered and other procedures established by the Board.

4.9	Lock-In period

Subject to Rule 4.10, the Board may determine or a Participant may elect at any time (in such form as the Board requires) that Shares or ADIs transferred or to be transferred to him under the Plan are or will be held in the Securities Deposit Account for a fixed period of time (the Lock-In Period) during which time such a Participant may not alienate such Shares or ADIs or create any security interest in or encumbrance on such Shares except as may be necessary for the proper administration of the Plan. During the Lock-In Period, the Participant is entitled without restriction to the dividend and voting rights associated with the Shares or ADIs the Participant acquired.

4.10	Cash, Share and ADI alternatives

The Board may decide to satisfy an Award (including any Dividend Equivalents) by:

(a)	paying or procuring to be paid to the Participant a sum equal to the market value (as determined by the Board) of the number of Shares that would otherwise have been transferred to the Participant following the Vesting of that Award; or

(b)	delivering to the Participant ADIs with a value equal to the market value of the number of Shares that would otherwise have been transferred to the Participant following the Vesting of that Award; or

(c)	in the case of SARs delivering to the Participant Shares or ADIs with a value equal to the cash sum that would otherwise have been paid to the Participant following the vesting of that Award.

5.	LAPSE OR FORFEITURE OF AWARDS

Subject to Board determination otherwise, Awards lapse or in the case of Restricted Stock are forfeited on the earlier of:

(a)	failure to meet the Performance Condition or integrity conditions or compliance with company policies.

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(b)	the occurrence of any event described in the Rules resulting in forfeiture or lapse of Awards, including under Rule 2 (granting of awards), Rule 6 (cessation of employment) and Rule 7 (corporate events).

(c)	failure from the Participant to adhere to Rule 2.6 (Award documentation).

Furthermore, the Board may decide to deem that Awards lapse or in the case of Restricted Stock are forfeited if the Participant grossly negligently or intentionally violates his obligations resulting from his employment with his Employer, e.g. breach of confidentiality.

6.	CESSATION OF EMPLOYMENT

6.1	Introduction

This Rule 6 applies where a Participant Ceases Employment.

Notwithstanding any other part of this Rule 6, the Board may, in its discretion with no obligation to do so, allow (on such terms as the Board decides, including, without limitation, the Participant first executing and not revoking a general release of claims acceptable to the Company) a greater proportion of an Award to Vest and/or accelerate the time at which Vesting occurs and/or treat a Participant who has Ceased Employment as having done so within Rules 6.3, 6.4 or 6.6.

In the event that Awards are outstanding pursuant to Rules 6.3 or 6.4 and the Participant dies prior to the Vesting of those Awards, then Rule 6.6 shall apply.

6.2	General

Unless Rule 6.3, Rule 6.4 or Rule 6.6 applies, an Award that has not Vested will lapse or be forfeited on the day the Participant Ceases Employment.

6.3	Cessation of Employment as a result of Retirement

If a Participant Ceases Employment because of Retirement with the agreement of the Participant’s employer, his Award shall, subject to Rule 6.5 and, if so determined by the Board, the Participant first executing and not revoking a general release of claims acceptable to the Company, Vest on the Vesting Date to the extent the Performance Conditions have been met PROVIDED ALWAYS THAT if the Cessation of Employment in respect of which this Rule 6.3 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Performance Period as has elapsed when the Cessation of Employment occurs.

6.4	Cessation of Employment for other good reasons and following sale

If a Participant Ceases Employment because of:

(a)	termination of employment by the Participant’s Employer (whether or not by notice) other than for cause, including misconduct or poor performance;

(b)	his Employer ceasing to be a member of the Group;

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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(c)	the business for which the Participant works is transferred to a person which or who is not a member of the Group,

his Award shall, subject to Rule 6.5 and, in relation to Rule 6.4(a) and if so determined by the Board, the Participant first executing and not revoking a general release of claims acceptable to the Company, Vest on the Vesting Date in respect of a proportion of the Award (corresponding to such proportion of the Performance Period as has elapsed when the Participant Ceases Employment (notwithstanding Rule 6.1)) to the extent the Performance Conditions have been met provided that the Board may determine in the case of leaving for reasons set out in Rule 6.4(b) or Rule 6.4(c) that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Rule 7.2 (exchange of awards).

6.5	Lapse or forfeiture of Awards on joining a Competitor

Where either Rule 6.3 or 6.4 applies such that Awards are retained by the Participant following Cessation of Employment, the following shall also apply: In the event that the Participant, in the period commencing on such cessation and ending immediately following the relevant Vesting Date, becomes an employee or director (or otherwise provides services to) a Competitor, other than as a direct result of an event within Rule 6.4(b) or Rule 6.4(c), the Awards held by that Participant shall immediately lapse (or in the case of Restricted Stock, shall be immediately forfeited).

6.6	Cessation of Employment as a result of death or Disability

If a Participant Ceases Employment as a result of his death or Disability then Awards held by that Participant shall Vest immediately:

(a)	if, as at the date of Cessation of Employment, it is impractical to assess performance against the applicable Performance Conditions, at target; or

(b)	if, as at the date of Cessation of Employment, it is practicable to assess performance against the applicable Performance Conditions, to the extent the Board determines having regard to performance against the applicable Performance Conditions up to the date of Cessation of Employment.

In case of a Participant’s death, upon notice to the Company his personal representative or successor in title shall be entitled to, if any, the Vested Awards. Settlement of these Vested Awards to the Participant’s personal representative or successor in title excludes any other potential claims of the Participant’s estate with regards to the Plan.

6.7	Cessation of Employment – effect on blocking periods

(a)	If Rule 6.3 or 6.4 apply, all Awards held by the Participant will remain blocked until the end of the Mandatory Blocking Period and/or, where applicable, until the end of any Additional Blocking Period.

(b)	If a Participant Ceases Employment as a result of his death or Disability all Mandatory and Additional Blocking Periods shall cease to apply immediately.

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7.	CORPORATE EVENTS

7.1	Change of Control

If a Change of Control occurs or is anticipated to occur, unvested Awards shall Vest at the effective time of such Change of Control (or such earlier date or time that the Board may determine) as follows:

(a)	if, as at the proposed date of Vesting, it is impractical to assess performance against the applicable Performance Conditions, at target; or

(b)	if, as at the proposed date of Vesting, it is practicable to assess performance against the applicable Performance Conditions, to the extent the Board determines having regard to performance against the applicable Performance Conditions up to the date of proposed date of Vesting,

PROVIDED ALWAYS THAT if, in respect of an Award, the Change of Control in respect of which this Rule 7.1 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Performance Period as has elapsed when the Change of Control occurs.

Notwithstanding the preceding paragraph of this Rule 7.1, the Board may in its discretion with no obligation to do so, allow a greater proportion of an Award to Vest.

Alternatively, the Board may determine that some or all Awards will be automatically exchanged under Rule 7.2 or may allow Participants to choose Vesting and/or exchange.

7.2	Exchange of Awards

If an Award is exchanged, then:

(a)	the exchanged award will be in respect of or by reference to shares in any company determined by the company offering the exchange;

(b)	the exchanged award shall have equivalent terms to those of the Award that was exchanged;

(c)	the Board may determine that any holding or blocking periods shall continue to apply to the exchanged Award;

(d)	the exchanged award will be subject to the Plan as it had effect in relation to the old Award immediately before the exchange;

(e)	with effect from the exchange, the Rules will apply as if references to Shares are references to shares over which the exchanged award has been granted;

(f)	the Rules shall apply with such other adjustments as the Board may decide.

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7.3	Demerger, variations of share capital and other corporate events

If the Board becomes aware that the Company is or is expected to be affected by any variation of share capital, rights issue, sub-division, consolidation or reduction of share capital, demerger, distribution (other than an ordinary dividend), liquidation or other event (other than a Change of Control) which, in the opinion of the Board, could affect the current or future value of Shares, the Board may:

(a)	adjust Awards in such manner as it considers appropriate;

(b)	allow Awards (for all or some Participants) to Vest in whole or in part, subject to any conditions that the Board may impose;

(c)	require some or all Awards to be exchanged under Rule 7.2.

8.	PARTICIPANT RIGHTS AND OBLIGATIONS

The rights and obligations of a Participant under the terms of his or her office, employment or contract are not affected by becoming a Participant. These Rules do not form part of, and will not be incorporated into, any contract between a Participant and any member of the Group.

Participants do not have any right to continued employment with the Group as a result of participating in the Plan, nor are they entitled to any compensation or damages if any benefit under the Plan is reduced or cancelled as a result of applying the Rules.

Selection as a Participant refers only to the participation for the one grant year and does not guarantee a right of participation in the Plan in any subsequent year.

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee or a Participant.

The Plan is discretionary and is not part of the any employment contract with the Employer or with any other Group company. Neither does the Plan create any contract between the Participant and Company or any other Group company, nor does the Plan give rise to a claim or legal entitlement to compensation for the Participant. The Plan may be changed or cancelled by the Board in its absolute discretion. Any future Awards may therefore be changed or cancelled at any time.

9.	CLAWBACK

Participants must adhere at all times to applicable laws, the Articles, the Company’s organisational regulations, the Code of Ethics and all applicable Company, Group or Employer policies, procedures and guidelines (including without limitation the “Malus and clawback” practice). If a Participant fails to comply with any such laws, Articles, regulations, Code of Ethics, policies, procedures and/or guidelines in material respects then the Board may determine that:

(a)	all or any Award (whether vested or unvested) held by the Participant will lapse or be forfeited; and

(b)	all or any of a Participant’s Shares or ADIs transferred to him under the Plan following the Vesting of Awards will be forfeited and must be transferred to the Company; and

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(c)	the Participant must pay the Company (or such other member of the Group as the Board may determine) gross proceeds from the sale of some or all of the Shares or ADIs transferred to him following the Vesting of Awards; and

(d)	pay to the Company (or such other member of the Group as the Board may determine) some or all of the gross sums paid to him under the Plan.

10.	TAX, SOCIAL SECURITY AND OTHER CHARGES

The Participant indemnifies each member of the Group against all taxes, social security contributions and other levies for which he is responsible that arise in connection with an Award (together “Taxation”).

If a member of the Group must settle Taxation on behalf of the Participant, where such duties are permitted and/or required by applicable laws, regulations or policies (e.g. tax equalization policies) to be deducted from the Participant’s net pay, the member of the Group shall withhold such amount from the current and/or subsequent payrolls and make such arrangements as is considered necessary for such a deduction.

If the available amounts of net pay are not sufficient, the Participant shall be obliged to forward a payment in the appropriate amount to the member of the Group or another designated legal entity to cover the amount of duties.

At the member of the Group’s discretion, a number of Shares in respect of which the Award has Vested to the Participant may be sold (Sell-to-Cover) or withheld (Withhold-to-Cover) in order to settle any Taxation. For this purpose, the Participant expressly authorizes the service provider, the Company and the Employer to sell or withhold Shares in an amount that is necessary to cover the Taxation.

The Company and/or the Employer may make such arrangements which it or they consider necessary to meet any liability to pay or account for Taxation (including selling sufficient Shares to meet such liability and accounting for the proceeds of sale to the Company or the Employer). The Participant will promptly do all things necessary to facilitate any such arrangements. Vesting and the transfer of Shares to him can be delayed until he does so.

11.	TRANSFER OF AWARDS

Unless specifically permitted under the Plan or with the prior written consent of the Board, Awards or any rights in respect of any Award may not be transferred, assigned or otherwise disposed of. If Awards (or any rights in respect of Awards) are transferred, assigned or otherwise disposed of or if the Participant becomes bankrupt they shall lapse or be forfeited immediately.

12.	COMPANY DOCUMENTS

The Company may (but need not) send to any Participant any documents which the Company sends to its shareholders.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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13.	BOARD’S POWERS

The exercise of any power or discretion, including refraining from exercise, of the Board concerning the Plan or any Award is absolute and unlimited and may be reasonably exercised at any time, subject always to the principle of good faith. When the Board exercises any of its powers or discretions in a way that will impact a Participant, the Board may (but need not) inform the relevant Participant in such manner as the Board shall determine.

Any decision of the Board in connection with the Plan, the interpretation of the Plan and any related documents and in connection with any dispute relating to the Plan will be final and binding.

14.	ADMINISTRATION AND REGULATIONS

14.1	The Plan shall be administered by the Board.

14.2	The Board may make and vary regulations and policies for the administration and operation of the Plan.

14.3	The Board has the right to delegate its powers related to this Plan.

15	AWARDS NOT PENSIONABLE ETC.

For the avoidance of doubt, Awards under the Plan are not pensionable and do not count in relation to the calculation of benefit under programmes such as life cover, income protection or continuation, medical or such other benefits as the Board may determine.

16	NOTICES

Any notice or other communication under or in connection with the Plan or any Award may be given:

(a)	by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or other electronic means (including the internet or the intranet) or by post addressed to the address last known to the Company (including any address supplied by the relevant member of the Group) or sent through the Company’s internal postal service; and

(b)	to the Company, either personally or by post to the Company secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. Items sent by electronic mail or other electronic means shall be deemed to have been received at the expiration of 24 hours from when they were sent.

The Board may decide the accept notices given by Participants if received after any time stipulated for receipt.

17	DATA PROTECTION

As required by local laws and regulations, Participants are informed about the processing of their personal information in connection with an Award and the general administration of the Plan by the Company and any other member of the Group and any of their advisers or agents and to the transmission of any such information to other jurisdictions.

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18	AMENDMENT AND TERMINATION OF THE PLAN

The Board may at any time change the Plan (including amending or adding schedules to the Plan) in any way. Changes may affect Awards already granted provided always that, unless required by law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent. The Board shall give notice of any changes to any Participant. The Board may terminate the Plan at any time. Termination will not affect existing Awards.

19	COMPLIANCE WITH LAW AND ARTICLES OF INCORPORATION

19.1	Compliance with Law etc.

The Plan is subject to all applicable laws and the Company’s Articles. If such law or the Articles require, the terms of any provision of the Plan and any Award (including any outstanding Award) shall be interpreted and/or amended and applied to the extent required to comply fully with such law or the Articles.

19.2	Swiss law with respect to the compensation of certain executives of listed companies

The Plan, in particular, is subject to any mandatory provisions of Swiss law pertaining to compensation of governing bodies derived from article 95 paragraph 3 of the Swiss Federal Constitution and the related implementing legislation (VegüV or later implementing Federal law). Any interpretation and/or amendment necessary in respect of any provision of the Plan or any Award as a result of applicable law and/or the Articles (whether currently in force or in the future) to the detriment of the Participant shall not give rise to any claims by or other rights whatsoever of the Participant. This applies in particular if the annual general meeting of the Company does not approve the compensation of the Participant which is subject to approval under the VegüV.

19.3	US Code Section 409A

If a Participant (other than a Participant whose benefits are provided under the United States Schedule) is subject to the United States Internal Revenue Code (“US Code”) (a “US Participant”), and if benefits under this Plan for such US Participant are not exempt from US Code Section 409A, it is intended that to the maximum extent permitted under all applicable law this Plan will be interpreted and administered to conform to the requirements of US Code Section 409A as they apply to such US Participant.

In furtherance of this intent, to the extent that any portion of the benefits provided under the Plan constitutes a “deferral of compensation” under United States Treasury Regulation Section 1.409A-1(b):

(a)	any election to voluntarily defer such portion shall be made in accordance with the requirements for an initial deferral under United States Treasury Regulation 1.409A-2(a);

(b)	the substantive provisions of Section 4(a) of Schedule United States shall apply to Awards of SARs with the “market value” in paragraphs 4(a)(i) and 4(a)(ii) of that same Schedule determined pursuant to Rule 22 of the Plan rather than paragraph 4(a)(iii) of Schedule United States;

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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(c)	Section 5.2 of Schedule United States shall apply to Restricted Stock Units, and

(d)	the provisions of Sections 6 and 7 of Schedule United States shall apply to all such Awards.

19.4	Voluntary Participation

By accepting any award or grant of securities under this Plan, Participants shall be deemed to represent and warrant to the Company that such Participant’s participation in the trade and acceptance of such securities is voluntary and that such Participant has not been induced to participate by expectation of engagement, appointment, employment or continued engagement, appointment or employment, as applicable.

20	APPLICABLE LAW

The Plan is governed by and construed in accordance with the laws of Switzerland, under express exclusion of any provisions of conflict of laws.

The Board may resolve conclusively all questions of fact or interpretation concerning the Plan and has the authority to resolve any dispute of any kind that arises under or in connection with the Plan. In the event a dispute escalates to require resolution by a court, the dispute will exclusively be resolved by the Courts of Basel, Switzerland.

21	DEFINITIONS AND INTERPRETATION

In this Plan and in the Schedules to the Plan, unless otherwise required by the Rules:

21.1	Definitions

ADIs means American depositary instruments being either American Depositary Shares or American Depositary Receipts of the Company as specified in the Grant Notice.

Articles means the articles of incorporation of the Company as amended from time to time.

Award means an award under the Plan (which may be an award of Restricted Stock Units, Restricted Stock, Stock Appreciation Rights or such other form of award referable to the Company’s equity as the Board may determine).

Board means the Company’s Board of Directors or, to the extent permitted by applicable law, the Board’s delegate or, following a Change of Control, those persons who comprised the Board immediately prior to such Change of Control.

Cessation of Employment occurs, for the purposes of the Plan, when a Participant ceases to hold an office or employment with any member of the Group PROVIDED THAT a Participant will not be treated as Ceasing Employment in circumstances in which that Participant is on a leave of absence where the Participant’s right to re-employment is guaranteed either by statute or contract and employment is not otherwise terminated during such leave of absence (in which case the Participant will Cease Employment at the time of such termination) and similar terms, such as “Ceases Employment” or “Ceasing to be Employed”, shall be construed accordingly.

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Change of Control means any of the following:

(a)	any person or group of persons who are acting together purchases or otherwise becomes the beneficial owner or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately or subject to passage of time or other conditions) of voting securities representing more than 50% of the combined voting power of all outstanding securities of the Company;

(b)	the Company’s shareholders approve an agreement to merge or consolidate the Company with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are or will be owned by the former shareholders of the Company;

(c)	the Company’s shareholders approve the sale of all or substantially all of the Company’s business and/or assets to a person or entity which is not a member of the Group,

provided that an Internal Reorganisation shall not be a Change of Control.

Code of Ethics means the code of ethics adopted by the Company or any company within the Group which describes the fundamental principles concerning ethical business conduct as amended from time to time.

Company means Novartis AG.

Competitor means any company or other organisation that is either or both:

(a)	part of the Company’s comparator peer group of peer companies in the global healthcare industry, as listed in Schedule A, as may be updated by the Board at any time without prior notice to plan participants, or

(b)	in competition with the Company or any member of the Group in relation to products and/or clinical areas.

The intent of identifying Competitors under this Plan is, and always has been, to be inclusive of all subsidiaries and affiliates of each such Competitor, and with respect to organisations that are in competition with the Company or any member of the Group in relation to products and/or clinical areas, is also inclusive of investors (including without limitation venture capital and private equity funds or management companies) that “significantly” invest in companies or other organisations that are engaged in activities that are in competition with the Company or any member of the Group in relation to products and/or clinical areas (“Investors”). For these purposes, a company or organisation shall be considered to be an Investor if the Board determines, in its sole and exclusive discretion, that such company or organisation makes significant investments in areas that are in competition with the Company or any member of the Group in relation to products and/or clinical areas. The determination of whether an Investor significantly invests in companies or other organisations that are engaged in activities that are in competition with the Company or any member of the Group in relation to products and/or clinical areas, and therefore is a “Competitor” for the purpose of this Plan, is within the complete, sole and unfettered discretion of the Board, which it can determine at any time without prior notice to plan participants.

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Notwithstanding the foregoing, for the purposes of this Plan, a company or other organisation (including an Investor) shall not be deemed to be a “Competitor” if it is active in (or for Investors, does not invest in any products and/or clinical areas that are in competition with the Company or any member of the Group in relation to products and/or clinical areas) no jurisdiction (or, in connection with products or services, for delivery, sale, marketing, or development in no jurisdiction) in which the Company does business. For these purposes, “jurisdiction” means country.

If any part of the definition of “Competitor” is held to be void but would be valid if part of the wording were deleted or reformed, the definition of “Competitor” shall apply with such deletion or revision as may be necessary to make it valid and effective.

Dealing Day means a day on which the Swiss Exchange (SIX) or, in relation to ADIs, the national securities exchange in the US on which ADIs are listed, is open for business.

Dealing Restrictions means restrictions on the dealing in Shares or the grant of Awards imposed by any law, regulation or Code of Practice (including the Novartis Global Insider Trading Policy, as amended or replaced from time to time) or otherwise.

Disability means the Participant is permanently incapable of performing his duties and responsibilities due to illness or accident, in accordance with applicable law, or in the absence of such applicable law, as determined by the Board.

Dividend Equivalents means a right to cash or Shares as described in Rule 3.

Eligible Employee means any member of the Executive Committee and the Corporate Executive Group or any employee or group of employees of the Group as the Board shall determine.

Employer means the member of the Group by or in which the Participant is or, where the context so admits, was an office holder or employed.

Grant Date means the date an Award is made as specified in the Grant Notice.

Grant Notice means a grant notice provided to a Participant in accordance with the Rules.

Grant Period means the period of 42 calendar days commencing:

(a)	the day on which the Plan is adopted by the Board;

(b)	the Dealing Day immediately following the day on which the Company announces results for any period;

(c)	the day on which the Company’s annual general meeting is held; or

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(d)	any day on which the Board resolves that exceptional circumstances exist which justify the making of an Award.

Group means the Company, all its direct and indirect subsidiaries, and any other entity determined by the Board to be a member of the Group for the purposes of the Plan.

Internal Reorganisation means any event, offer, scheme, share purchase, merger or arrangement whereby:

(a)	a Change of Control occurs; and

(b)	immediately afterwards the share capital of the company then controlling (whether directly or indirectly) the Company is owned substantially by the same persons who were shareholders of the Company immediately prior to such event, scheme or arrangement in substantially the same proportions.

Lock-In Period has the meaning set out in Rule 4.9.

Market Value means in relation to a Share or ADI (as appropriate) on any given day:

(a)	if the Shares are admitted to trading on the Swiss Exchange (SIX) an amount equal to the closing price on that day (or if there is no such price on that day the last preceding day for which such price is available);

(b)	if the ADIs are listed on a national securities exchange in the US an amount equal to the closing price on that day (or if there is no such price on that day the last preceding day for which such price is available;

(c)	if the Shares are not admitted to trading on the Swiss Exchange (SIX) or the ADIs are not are listed on a national securities exchange in the US, then such value as is determined by the Board.

Participant means an Eligible Employee who is selected by the Board to participate in the Plan and is employed by the Group at the Grant Date.

Performance Condition means the condition (whether performance, time based or otherwise) set out in any Schedule or such other condition as the Board determines from time to time.

Performance Period means the period over which the Performance Conditions are measured, as determined by the Board.

Plan means the Novartis AG Long Term Incentive Plan.

Restricted Stock means an award of Shares subject to restrictions in accordance with the Plan.

Restricted Stock Units means a right to receive Shares or cash under the Plan (but subject to Rule 4.10 (cash and ADI alternative)).

Retirement means the Cessation of Employment:

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(a)	subject, for the purposes of the Plan, to approval by the Employer, after having attained retirement age according to the law applicable to the Participant, if any; or

(b)	on early retirement in accordance to applicable local law as approved by the Employer; or

(c)	by reason of retirement provided that such retirement is approved by the Board and the Employer.

Rules mean the rules of the Plan (including all Schedules).

Schedule means a schedule to the Rules.

Service means the period of continuous employment with the Group ending with the relevant Cessation of Employment for the purposes of the Plan PROVIDED ALWAYS THAT the Board may determine that prior periods of employment with the Group and/or periods of employment with entities outside the Group (but which are subsequently acquired by the Group) may be taken into account.

Share means a registered share of the Company with a par value of CHF -.50 or, in the case of SARs, notional Shares.

Stock Appreciation Rights or SARs means an award under the Plan, the future value of which is based on the increase in the value of Shares (from the base value set by the Board at the time an Award is made) which notionally comprises each SAR from the relevant Grant Date.

VegüV means the Swiss ordinance in executive compensation and is the German abbreviation for the ordinance against excessive compensation in listed companies (in full “Verordnung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften” or compensation of governing bodies in public companies such as members of the executive committee, the board of directors or the advisory boards).

Vesting means:

(a)	in the case of Restricted Stock Units, a Participant being entitled to receive Shares or cash;

(b)	in the case of Restricted Stock, restrictions under the Plan ceasing to apply;

(c)	in the case of SARs, a Participant being entitled to receive a cash sum based on the growth in value of the notional Shares comprising the Award,

and “Vest” shall be construed accordingly.

Vesting Date means the date an Award vests as determined by the Board and specified in the Grant Notice.

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21.2	Interpretation

Unless the context requires otherwise: words importing the singular include the plural and vice versa; the masculine includes the feminine and vice versa; the word “includes” is not a word of limitation; references to “Schedule” shall refer to the appropriate Schedule to the Plan; headings and boldings are for convenience only and do not affect the interpretation of these Rules.

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SCHEDULE A

NOVARTIS COMPETITORS

Where a Participant who retains his or her Awards following termination of Employment according to Rule 6, becomes an employee or director or otherwise provides services to a Competitor as listed or described below (and as defined in Rule 21.1), then all unvested Awards and/ or unexercised Stock Options shall immediately be forfeited under that Rule 6.5 (provided that such Rule 6.5 is applicable to the Award in question):

•	AbbVie
•	Amgen
•	AstraZeneca
•	Biogen
•	Bristol-Myers Squibb
•	Eli Lilly & Company
•	Gilead
•	GlaxoSmithKline
•	Johnson & Johnson
•	Merck & Co.
•	Novo Nordisk
•	Pfizer
•	Roche
•	Sanofi

Each company and organisation identified above is, as it always has been, intended to include all of its subsidiaries and affiliates.

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SCHEDULE 1

LONG TERM PERFORMANCE PLAN

1.	APPLICATION OF THE SCHEDULE

Where Awards are granted under the Long Term Performance Plan (the LTPP), then the Rules of the Novartis AG Long Term Incentive Plan (LTIP) shall apply subject to the terms set out in this Schedule.

2.	PERFORMANCE PERIOD

The Performance Period is the three-year period over which the Performance Conditions are measured ending on 31 December of the year preceding the year in which the Vesting Date of the relevant LTPP Award occurs or such other period as the Board shall determine as set out in the relevant Grant Notice.

3.	PERFORMANCE CONDITIONS

LTPP Awards are subject to Performance Conditions relating to Net Sales Growth, Core Operating Income Growth and Innovation. Each of the Performance Conditions is subject to an equal weighting percentage of an LTPP Award.

The maximum number of Vested LTPP Awards is 200% of the Awards determined in the Grant Notice before any Dividend Equivalents (with the caps applicable to each specific Performance Condition detailed below). To achieve this maximum, each Performance Condition should have a Performance Factor of 200% i.e. one Performance Conditions cannot compensate for the loss of another.

Net Sales Growth Performance Condition

For the purposes of this Schedule :

“Base Net Sales” means net sales of the Company for the Financial Year ended 31 December preceding the Grant Date as determined from time to time by the Board; and

“Net Sales Growth CAGR” means compound annual growth in net sales over the Performance Period as determined from time to time by the Board and expressed as the percentage change in comparison with the Base Net Sales, which is defined above.

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The number of LTPP Awards that are subject to the Net Sales Growth Performance Condition Vesting on the Vesting Date is determined by multiplying the number of granted LTPP Awards that are subject to that Performance Condition with the Net Sales Growth Performance Factor. The Net Sales Growth Performance Factor is determined by the Board based on the following Vesting schedule for all positive values of Net Sales Growth CAGR:

Net Sales Growth CAGR	Net Sales Growth Performance Factor

Target Range 1	120 to 200 per cent

Target Range 2	80 to 120 per cent

Target Range 3	40 to 80 per cent

below Target Range 3	0 per cent

Target Range 1, Target Range 2 and Target Range 3 will be determined by the Board and notified to a Participant in the relevant Grant Notice.

Core Operating Income Growth Performance Condition

For the purposes of this Schedule:

“Base Core Operating Income” means the core operating income of the Company for the Financial Year ended 31 December preceding the Grant Date as determined from time to time by the Board; and

“COI Growth CAGR” means compound annual growth in core operating income over the Performance Period as determined from time to time by the Board and expressed as the percentage change in comparison with the Base Core Operating Income, which is defined above.

The number of LTPP Awards that are subject to the Core Operating Income Growth Performance Condition Vesting on the Vesting Date is determined by multiplying the number of granted LTPP Awards that are subject to that Performance Condition with the COI Growth Performance Factor. The COI Growth Performance Factor is determined by the Board based on the above Vesting schedule for the Net Sales Growth Performance Condition for all positive values of COI Growth CAGR (on the basis that the Vesting Schedule will have the following substituted column headings: the COI Growth CAGR and the COI Growth Performance Factor and that, as noted above, Target Range 1, Target Range 2 and Target Range 3 will be determined by the Board and notified to a Participant in the relevant Grant Notice).

Innovation Performance Condition

The Innovation Performance Factor reflects the achievement of the three-year forward-looking Innovation Targets set out for the respective grant of an Award and is determined by the Board as a percentage (the “Innovation Performance Factor”).

Innovation Targets focus on key innovation program milestones that will improve future business and/or highly contribute to Company’s scientific reputation and are approved by the Board under consultation with Company’s CEO and Research & Development Committee of the Board.

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The number of LTPP Awards that are subject to the Innovation Performance Condition Vesting on the Vesting Date is determined by multiplying the number of granted LTPP Awards that are subject to that Performance Condition with the Innovation Performance Factor.

4.	CESSATION OF EMPLOYMENT

Rule 6 of the LTIP shall apply save as modified as follows:

6.6	Cessation of Employment as a result of death or Disability

Rule 6.6 shall apply as follows:

“If a Participant Ceases Employment as a result of his death then the number of LTPP Awards as determined in the Grant Notice and held by that Participant shall Vest immediately in respect of a proportion of the LTPP Award (corresponding to such proportion of the Performance Period as has elapsed when the Participant Ceases Employment as a result of death):

(a)	if, as at the date of Cessation of Employment, it is impractical to assess performance against the applicable Performance Conditions, at target; or

(b)	if, as at the date of Cessation of Employment, it is practicable to assess performance against the applicable Performance Conditions, to the extent the Board determines having regard to performance against the applicable Performance Conditions up to the date of Cessation of Employment.

In case of a Participant’s death, upon notice to the Company his personal representative or successor in title shall be entitled to, if any, the Vested LTPP Awards. Settlement of these Vested LTPP Awards to the Participant’s personal representative or successor in title excludes any other potential claims of the Participant’s estate with regards to the LTPP.”

5.	AMENDMENTS

The Board may at any time change this Schedule. Subject to Rule 2.5 of the LTIP, changes may affect Awards already granted provided always that, unless required by law, no such change may be made which is to the material disadvantage of a Participant without that Participant’s prior written consent.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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SCHEDULE 2

PARTICIPANTS WHO ARE OR BECOME MEMBERS OF THE ECN

1.	APPLICATION OF THIS SCHEDULE

Unless specifically provided otherwise, this Schedule shall apply to:

(a)	Awards granted to any Participant who at the relevant Grant Date is a member of the ECN; and

(b)	Awards granted to any Participant who, after the relevant Grant Date, becomes a member of the ECN.

Where this Schedule applies relevant Awards shall be subject to all the provisions of the Novartis AG Long Term Incentive Plan save as modified below.

2.	DEFINITIONS

For the purposes of this Schedule the following definitions shall apply:

“ECN” means the Executive Committee of Novartis AG (including permanent attendees to that committee).

“Retirement” means the Cessation of Employment after:

(a)	having attained age 58 or older, or

(b)	in respect of those Participants who satisfied the Rule of 60 at December 31, 2015, having attained age 55 or older and having completed at least 10 years of Service.

“Rule of 60” the sum of the Participant’s age plus Service being equal to 60 or more. For the purposes of this definition the Participant’s age and his Service shall be whole calendar years as at December 31, 2015.

3.	PERFORMANCE CONDITIONS AND ECN LTPP AWARDS VESTING

The paragraph 3 of “Schedule Long Term Performance Plan” shall apply as modified as follows:

In addition, for Executive Committee members, Relative TSR is included to the Performance Conditions previously mentioned.

Relative Total Shareholder Return (TSR) Performance Condition

TSR is calculated using such standard published methodology as the Board may determine from time to time, including share price growth and dividends paid over the Performance Period.

TSR is measured against a comparator peer group of fourteen peer companies in the global healthcare industry, currently AbbVie, Amgen, AstraZeneca, Biogen, Bristol-Myers Squibb, Eli Lilly & Company, Gilead, GlaxoSmithKline, Johnson & Johnson, Merck & Co., Novo Nordisk, Pfizer, Roche and Sanofi. The Board, in its discretion, may alter the constituents of the comparator group in such circumstances as it considers appropriate, including where a constituent company is no longer listed on a stock exchange.

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The number of LTPP Awards that are subject to the TSR Performance Condition Vesting on the Vesting Date is determined by multiplying the number of granted LTPP Awards that are subject to that Performance Condition with the TSR Performance Factor. The TSR Performance Factor is determined by the Board based on the following Vesting schedule for all positive values of TSR

The performance factor is set out as follows PROVIDED ALWAYS that the below shall not apply to Awards under the LTPP which were granted prior to the date on which the Participant became a member of the ECN:

TSR rank compared to the comparator group	LTPP Performance Factor

1 to 2	170 to 200 per cent

3 to 5	130 to 160 per cent

6 to 8	80 to 120 per cent

9 to 15	0 per cent

In the event of a non-positive TSR value, the Board may reduce the number of LTPP Awards subject to the TSR Performance Condition, which would otherwise Vest.

For the avoidance of doubt, all of the other Performance Conditions set out in paragraph 3 of Schedule Long Term Performance Plan (i.e. the Net Sales Growth Performance Condition, the Core Operating Income Growth Performance Condition and the Innovation Performance Condition) shall continue to apply, as specified in Schedule Long Term Performance Plan.

4.	BLOCKING RESTRICTIONS

Awards granted to the Chief Executive Officer and Chief Financial Officer are subject to a mandatory blocking period of two years beyond the vesting date (after applicable taxes) (“Mandatory Blocking Period”).

Furthermore, the Board may offer Participants the opportunity to block Awards in the form of Restricted Stocks after the expiry of the Mandatory Blocking Period (“Additional Blocking Period”). The blocking choices and the terms of the blocking will be determined by the Board from time to time.

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5.	CESSATION OF EMPLOYMENT – INTRODUCTION

The following in Rule 6.1 shall not apply:

“Notwithstanding any other part of this Rule 6, the Board may, in its discretion with no obligation to do so, allow (on such terms as the Board decides, including, without limitation, the Participant first executing and not revoking a general release of claims acceptable to the Company) a greater proportion of an Award to Vest and/or accelerate the time at which Vesting occurs and/or treat a Participant who has Ceased Employment as having done so within Rules 6.3, 6.4 or 6.6.”

6.	CESSATION OF EMPLOYMENT AS A RESULT OF RETIREMENT

6.1	Subject to proviso (b) below, Rule 6.3 shall be deleted in its entirety and replaced with the following:

“If a Participant Ceases Employment because of Retirement with the agreement of the Participant’s employer his Award shall, subject to Rule 6.5 and, if so determined by the Board, the Participant first executing and not revoking a general release of claims acceptable to the Company, Vest on the Vesting Date to the extent the Performance Conditions have been met PROVIDED ALWAYS THAT:

(a)	the extent to which such Award Vests shall be reduced to take account of the proportion of the Performance Period as has elapsed when the Cessation of Employment occurs; and

(b)	this provision of this Schedule shall not apply to any member of the ECN who, as at 1 January 2018, satisfied the definition of Retirement, as set out above in this Schedule (irrespective of whether or not such Retirement has been approved by his employer). If this proviso (b) applies then Rule 6.3 (as set out in the main body of the Plan) shall apply.”

6.2	Immediately following Rule 6.3 the following shall be added as Rule 6.3A:

“In determining whether to approve Retirement under Rule 6.3(a), the Board shall take into consideration the Participant’s satisfaction of certain conditions, including:

(a)	whether the Participant is leaving the Group in good standing and not for “cause” (for example because of dishonesty, misconduct, gross negligence, violation of the Code of Ethics or similar reason);

(b)	whether the Participant has returned to his Employer all company property in his possession at his termination;

(c)	whether the Participant has cooperated with his Employer in the orderly handover and transition of his duties and responsibilities prior to his date of termination;

(d)	whether the Participant has given his written commitment that for one year following his termination he will not work for a Competitor and he will refrain from soliciting other employees of the Group to terminate their employment; and

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(e)	whether the Participant has affirmed his obligation not to disclose confidential information he received during his employment with the Group and to refrain from using any such information for any purpose not in Group’s business interests.”

6.3	At the end of Rule 6.6 the following proviso shall be added:

“PROVIDED ALWAYS THAT if, in respect of an Award, the death or Disability in respect of which this Rule 6.6 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Performance Period as has elapsed when Cessation of Employment by reason of death or Disability occurs.”

7.	CORPORATE EVENTS

The following in Rule 7.1 shall not apply:

“Notwithstanding the preceding paragraph of this Rule 7.1, the Board may in its discretion with no obligation to do so, allow a greater proportion of an Award to Vest.”

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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SCHEDULE 3

UNITED STATES

1.	APPLICATION OF THIS SCHEDULE

When Awards under the Plan (including but not limited to Awards under the LTPP, BUPP and Select Schedules to the Plan) are to be granted the Board may determine that this Schedule applies, in which case such Awards shall be subject to all the provisions of the Novartis AG Long Term Incentive Plan save as modified below.

ADIs subject to the Awards under the Plan are intended to be registered under the United States Securities Act of 1933.

2.	GRANT OF AWARDS – SHARES SUBJECT TO THE PLAN

(a)	Subject to Rule 7.3, the aggregate number of ADIs made subject to Awards under this Schedule may not exceed 13,510,000, plus any ADIs that were not issued under the Plan as of January 1, 2021; plus any ADIs subject to outstanding Awards under the Plan as of January 1, 2021 that on or after January 1, 2021 cease for any reason to be subject to such Awards.

(b)	Such ADIs shall be deemed to have been used in payment of Awards whether they are actually delivered or the market value equivalent of such ADIs is paid in cash. In the event any Award is surrendered or terminated, or expires or is forfeited, the number of ADIs no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under this Schedule.

(c)	ADIs comprising Awards under this Schedule or delivered by the Company in settlement of Awards under this Schedule may be derived from authorised and unissued Shares or from Shares or ADIs held in the treasury of the Company or held by another member of the Group or may be purchased on the open market or by private purchase.

3.	DEFINITIONS

For the purposes of this Schedule the following definitions shall apply:

“Company” in this Schedule means Novartis Corporation, a New York corporation.

“Retirement” the Cessation of Employment after having attained age 55 or older and having completed at least 10 years of Service.

4.	STOCK APPRECIATION RIGHTS

SARs granted under this Schedule shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board may impose, including, but not limited to, the following:

(a)	SARs with Participant discretion to exercise

(i)	Base Value. The Base Value for SARs per ADI subject to a SAR shall not be less than 100% of the market value of an ADI at the Grant Date.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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(ii)	Payment on exercise. On the exercise of a SAR, the Company or the Employer shall pay to the Participant an amount equal to the number of ADIs subject to the SAR multiplied by the excess, if any, of the market value of one ADI on the exercise date over the Base Value.

(iii)	Market value. For the purposes of SARs subject to this Schedule, “market value” in paragraphs 4(a)(i) and 4(a)(ii) of this Schedule on a given date means:

(aa)	if the ADIs are listed on a national securities exchange in the United States, the closing sale price reported as having occurred on the primary exchange with which the Shares are listed and traded (currently the New York Stock Exchange) on such date or, if there is no such sale on that date, then the last preceding date on which such a sale was reported;

(bb)	if the ADIs are not listed on any national securities exchange but is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the trade price of the last sale reported on such date or, if there is no such sale on that date, then the last preceding date on which such a sale was reported; or

(cc)	if the ADIs are not listed on a national securities exchange nor quoted on NASDAQ, on a last sale basis the amount determined by the Board to be the fair market value based upon a good faith attempt to value the Shares accurately.

(iv)	Dividend Equivalents. If the Board designates Dividend Equivalents to apply to SARs pursuant to Rule 3.3(a), such accumulated Dividend Equivalents shall be paid to the Participant immediately upon Vesting.

(v)	No deferral of proceeds. Pursuant to the limitations of the United States Treasury Regulation Section 1.409A-1(b)(5)(i)(B)(3), a Participant may not defer the proceeds of the exercise of a SAR.

(b)	SARs without Participant Discretion to exercise

If a SAR is granted with a fixed exercise date and the Participant has no discretion to exercise the SAR, Participants may elect to defer the payment of the proceeds of the automatic exercise of the SAR, and any accumulated Dividend Equivalents, to the date later than the payment date specified in the Award provided that the Participant makes such deferred election either as an initial deferral under United States Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of United States Treasury Regulation Section 1.409A-2(b). The Board shall determine whether such deferral is in the form of Shares (ADIs) or cash. If deferrals are in Shares (ADIs), unless otherwise directed by the Board such Shares (ADIs), and any accumulated Dividend Equivalents, shall be delivered upon such deferred payment date. If the deferrals are in cash, the cash proceeds of such automatic exercise of the SARs shall be transferred into the applicable non-qualified deferred compensation plan of the Group entity which employs the Participant.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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5.	CONSEQUENCES OF VESTING – RESTRICTED STOCK UNITS

5.1	Participants may elect to defer the payment of Restricted Stock Units, and any accumulated Dividend Equivalents, to the date later than the payment date specified in the relevant Award provided that the Participant makes such a deferred election either as an initial deferral under United States Treasury Regulation Section 1.409A-2(a) or pursuant to the subsequent deferral provisions of United States Treasury Regulation Section 1.409A-2(b). The Board shall determine whether such deferral is in the form of Shares (ADIs) or cash. If deferrals are in Shares (ADIs), unless otherwise directed by the Board, such Shares (ADIs), and any accumulated Dividend Equivalents, shall be delivered from this Plan upon such deferred payment date. If deferrals are in cash, the cash proceeds of such Awards shall be transferred into the applicable non-qualified deferred compensation plan of the Participant’s employing Group company in the United States.

5.2	Rule 4.3 shall be amended by inserting the underlined words below:

“As soon as practicable after the Vesting (but no later than the 15th day of the third calendar month after the Vesting) the Company shall transfer the number of Shares (or pay or procure to be paid a cash sum if the Board has determined that the RSU is to be settled in cash) in respect of which the Award has Vested to the Participant”.

6.	CORPORATE EVENTS

Should the Board determine that adjustments be made to Awards under Rule 7, any such adjustments or modifications must be made in a manner which is consistent with the provisions of section 409A of the United States Internal Revenue Code (“Code Section 409A”).

7.	CODE SECTION 409A

7.1.	Notwithstanding anything under the Plan to the contrary, to the extent applicable, it is intended that the Plan as it applies to Participants shall comply with the provisions of Code Section 409A and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Group (as limited by Code Sections 414(b), (c), (m) and (o)), shall not be paid until the earlier of:

(a)	the date that is six months following such separation from service; or

(b)	the date of the Participant’s death following such separation from service.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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7.2	Notwithstanding any provision of the Plan to the contrary, to the extent that an Award constituting a “deferral of compensation” subject to Code Section 409A shall be deemed to be vested or restrictions lapse upon the occurrence of a Change of Control, and if such Change of Control does not constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)), then even though such Award may be deemed to be vested or restrictions lapse, payment will only be made to the extent necessary to comply with the provisions of Code Section 409A, to the United States Participant on the earliest of:

(a)	the United States Participant’s separation from service, the date payment otherwise would have been made pursuant to the regular payment terms of the Award; or

(b)	the Participant’s death.

8.	US EXECUTIVE FINANCIAL RECOUPMENT PROGRAM

For grants made on or after January 1, 2021 for US-based roles covered by the Incentive Compensation Restriction and Executive Financial Recoupment Program, as set forth in Appendix E of the Corporate Integrity Agreement Between the Office of Inspector General of the Department of Health and Human Services and Novartis Corporation (“2020 Novartis Corporate CIA”) (the “Corporate Executive Financial Recoupment Program”) and/or for grants made on or after January 1, 2022 for US-based roles covered by Appendix C of the Corporate Integrity Agreement Between the Office of Inspector General of the Department of Health and Human Services and Sandoz Inc (“2021 Sandoz CIA”) (the “Sandoz Executive Financial Recoupment Program”)(such roles hereinafter referenced as “Covered Executives”), the Board temporarily delegates its authority and discretion to make Clawback determinations under section 9 of this Plan, with respect to incentives awarded under this Plan, to the respective Recoupment Committee established under the Corporate and Sandoz Executive Financial Recoupment Programs, respectively, and to fulfill the obligations entrusted to the respective Recoupment Committee under such Programs, for the term of the 2020 Novartis Corporate CIA and/or 2021 Sandoz CIA, respectively.

Covered Executives must agree to accept the terms and conditions of the respective Executive Financial Recoupment Program as a condition of accepting awards under this Plan. The terms and conditions of the respective Executive Financial Recoupment Program shall apply to all awards made under this Plan to Covered Executives during the term of the 2020 Novartis Corporate CIA and/or Sandoz CIA.

At the conclusion of the 2020 Novartis Corporate CIA and/or 2021 Sandoz CIA, this temporary delegation of authority and discretion shall cease and will revert to the Board. The 2020 CIA may be accessed online at: https://oig.hhs.gov/fraud/cia/agreements/Novartis_Corporation_06302020.pdf.

The 2021 Sandoz CIA may be accessed online at

https://oig.hhs.gov/fraud/cia/agreements/Sandoz_Inc_09302021.pdf

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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SCHEDULE 4

SELECT PLAN 2015

1.	APPLICATION OF THE SCHEDULE

Where Awards are granted under the Select Plan 2015 (“Select Plan”), then the Rules of the Novartis AG Long Term Incentive Plan (LTIP) shall apply subject to the terms set out in this Schedule.

The Select Plan applies for Select Awards made on or after 1 January 2015.

2.	PURPOSE

The purpose of the Select Plan 2015 is to provide selected Eligible Employees of the Company or any member of the Group with an opportunity to receive an Award in respect of Restricted Stock and/or Restricted Stock Units, thus providing an increased incentive for such persons to contribute to the future success and prosperity of the Company and the Group, enhancing the value of the Shares for the benefit of the shareholders of the Company and increasing the ability of the Company and the Group to attract and retain individuals of exceptional skill.

3.	PARTICIPANTS

(a)	Members of the ECN may not be granted Awards under the Select Plan.

(b)	Without prejudice to any subsisting Awards, the Board may, from time to time, exclude from participation under the Select Plan such category or categories of Eligible Employees as the Board may determine.

4.	VESTING AND OTHER CONDITIONS

(a)	Subject to the Board determining otherwise the vesting period of the Awards under the Select Plan is 3 years.

(b)	In the event that an Award comprises Select Restricted Stock, the Participant shall be entitled to receive all dividends declared in respect of such shares (if any) and, other than in the year in which the Award is made if that Award is made after the Company’s annual general meeting, to vote in any meeting of the Company’s shareholders by reference to such shares.

(c)	In the event that an Award comprises Select Restricted Stock Units, during the Vesting Period the Participant shall not, in relation to any shares referable to such SRSU, be entitled to any dividends or votes. SRSUs are not tradeable.

5.	DEFINITIONS

For the purposes of this Schedule and its Appendices the following definitions shall apply:

“ECN” means the Executive Committee of Novartis AG (including permanent attendees to that committee).

“Select Restricted Stock” or “SRS” shall mean a Share subject to restrictions in accordance with the Select Plan.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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“Select Restricted Stock Unit” or “SRSU” shall mean a right to receive a Share (subject to the Board determining that SRSUs or any of them are to be settled in cash) in accordance with the Select Plan after the expiry of the Vesting Period.

“U.S. Person” has the same meaning as set out in Regulation S under the Securities Act of the United States of America provided that “U.S. Person” shall always include any person who is a resident of the United States.

“Vesting Date” means in relation to an Award the Vesting Date specified in the relevant Grant Notice.

“Vesting Period” shall mean the period between the Grant Date and Vesting Date of an Award.

6.	CESSATION OF EMPLOYMENT

Rule 6 of the LTIP shall apply save as modified as follows:

6.3	Cessation of Employment as a result of Retirement

Rule 6.3 shall apply as follows:

“If a Participant Ceases Employment because of Retirement with the agreement of the Participant’s employer his Award shall, provided, if so determined by the Board, the Participant first executes and does not revoke a general release of claims acceptable to the Company, Vest on the date of such Cessation of Employment PROVIDED ALWAYS THAT if the Cessation of Employment in respect of which this Rule 6.3 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Vesting Period as has elapsed when the Cessation of Employment occurs.”

6.4	Cessation of Employment for other good reasons and following sale

“If a Participant Ceases Employment because of:

(a)	termination of employment by the Participant’s Employer (whether or not by notice) other than for misconduct or poor performance;

(b)	his Employer ceasing to be a member of the Group;

(c)	the business for which the Participant works is transferred to a person which or who is not a member of the Group,

his Award shall, provided, in relation to Rule 6.4(a) and if so determined by the Board, the Participant first executes and does not revoke a general release of claims acceptable to the Company, Vest on the date of such Cessation of Employment in respect of a proportion of the Award (corresponding to such proportion of the Vesting Period as has elapsed when the Participant Ceases Employment provided that the Board may determine in the case of leaving for reasons set out in (b) or (c) above that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Rule 7.2 of the LTIP (exchange of awards).”

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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6.5	Lapse or forfeiture of Awards on joining a Competitor

“Section 6.5 entitled Lapse or forfeiture of Awards on joining a Competitor shall not apply to awards made under this Schedule.”

6.6	Cessation of Employment as a result of death or Disability

“If a Participant Ceases Employment as a result of his death or Disability then Awards held by that Participant shall Vest immediately.”

7.	US SELLING RESTRICTIONS

The Shares subject to the Select Plan (including those received by Participants following Vesting of SRSUs) have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in certain transactions exempt from the registration requirements of the Securities Act. In connection with the acquisition of Shares, each Participant will represent and agree that she/he: is not a U.S. Person; is not purchasing or acquiring the Shares for the account or benefit of any U.S. Person; and has not offered or sold, and will not offer, sell or deliver, any of the Shares within the United States or to, or for the account or benefit of, any U.S. Person except pursuant to registration under the Securities Act or an available exemption from such registration.

8.	APPENDICES TO THE SELECT PLAN

The Board may establish such appendices to the Select Plan as it considers necessary or appropriate. Such appendices may be included in such a way that they create special rules applicable to certain Eligible Employees or categories of Eligible Employees and/or constitute sub-plans to the Select Plan.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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APPENDIX 1

NOVARTIS SELECT PLAN SWITZERLAND

1.	SELECT SWITZERLAND

Where Awards are granted under the Novartis Select Plan Switzerland (“Select Switzerland”), then the Rules of the Select Plan 2015 (forming a schedule to the Novartis AG Long Term Incentive Plan) shall apply subject to the terms set out in this Appendix 1.

2.	SELECT CHOICES SWITZERLAND

Select Switzerland offers Participants the choice to receive Awards in the form of either:

(a)	Select Restricted Stock (SRS); or

(b)	Select Restricted Stock Units (SRSUs).

The Board may determine that Awards in the form of SRS may be subject to a mandatory blocking period (“Mandatory Blocking Period”). Furthermore, the Board may offer Participants the opportunity to block Awards in the form of SRS after the expiry of the Mandatory Blocking Period (“Additional Blocking Period”). The blocking choices and the terms of the blocking will be determined by the Board from time to time.

3.	CESSATION OF EMPLOYMENT

Rule 6 as applied by Schedule Select Plan 2015 shall apply save as modified as follows:

3.1	General

(a)	If upon Cessation of Employment the outstanding SRS are forfeited with immediate effect, no compensation is paid to the Participant for the loss of the Award. In the event the applicable tax authorities decline to reimburse or compensate the personal income tax paid at the time of Award in respect of the forfeited SRS, the Company will compensate such cost on such basis as the Board may determine subject to receipt of such documentary proof as the Board may reasonably require.

(b)	No compensation will be paid for the forfeiture of SRSUs.

3.2	Cessation of Employment – effect on blocking periods

(a)	If Rule 6 of Schedule Select Plan 2015 applies, all SRS held by the Participant will remain blocked until the end of the Mandatory Blocking Period and/or, where applicable, until the end of any Additional Blocking Period.

(b)	If a Participant Ceases Employment as a result of his death or Disability all Mandatory and Additional Blocking Periods shall cease to apply immediately.

(c)	No further Additional Blocking periods shall be offered following Cessation of Employment.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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SCHEDULE 5

NOVARTIS LAUNCH LEADER PLAN

1.	APPLICATION OF THE SCHEDULE

Where Awards are granted under the Novartis Launch Leader Plan (the “NLLP”) then the rules of the Novartis AG Long Term Incentive Plan (LTIP) shall apply subject to the terms set out in this Schedule. Awards under the NLLP may be granted in addition to the Awards under other long-term incentive programs within this Plan or other Plans. Awards under the NLLP granted to US and Canadian Participants will be awarded under the respective Schedule of the Novartis Corporation 2011 Stock Incentive Plan for North American Employees, as amended.

2.	ELIGIBLE PARTICIPANTS

For Participants to be eligible to participate in the NLLP they must be both

1.	US and global launch leaders of products with anticipated peak sales in excess of 1 billion USD in the financial year (as determined in the sole discretion of the company), and

2.	Holder of Enterprise Value Roles (“EVR”) and Business Value Roles (“BVR”)

ECN members are excluded from participation in the NLLP. Additionally, those Participants that are US or Canadian paid are not eligible under this schedule. US and Canadian Participants are eligible for awards under the respective Schedule of the Novartis Corporation 2011 Stock Incentive Plan for North American Employees, as amended.

3.	AWARD SIZE

Eligible participants may receive Awards up to the following size

(i)	Business Value Role (“BVR”): up to 5,000 Restricted Stock Units

(ii)	Holder of Enterprise Value Roles (“EVR”): up to 10,000 Restricted Stock Units

The Board may change the Award size at any time.

4.	VESTING AND OTHER CONDITIONS

a)	NLLP Awards are subject to the following Vesting conditions:

1.	The Participants need to receive at least a short term individual performance factor of 100% over the Vesting Period as defined in the Grant Notice, and

2.	The Participants may not move out of their EVR or BVR role they were in at the grant date before the end of the Vesting Period.

b)	If the Vesting condition no. 1 is not met at the time of Vesting, the NLLP Award will not qualify for Vesting and will lapse.

c)	If a Participant initiates a move to a role that does not qualify for eligibility for NLLP Awards within the Group (including all subsidiaries and affiliates of Novartis AG) at any time during the vesting period but prior to Vesting, condition no. 2 fails and the NLLP Award will lapse.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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d)	The Novartis Compensation Committee or the CEO can approve exceptions to these Vesting conditions. The CEO may delegate approval for exceptions to the Chief People & Organization Officer.

e)	To the extent the Vesting conditions are met (as determined by the Board), the NLLP Award shall Vest on the Vesting Date subject to the rules of the Novartis AG Long Term Incentive Plan, including subject to the provisions relating to cessation of employment. The Board can also define additional Vesting conditions in the Grant Notice.

5.	DIVIDENDS AND DIVIDEND EQUIVALENTS

A Participant holding an NLLP Award of Restricted Stock Units shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of such an Award unless and until the Shares comprising the Award are transferred to or acquired by the Participant.

6.	CESSATION OF EMPLOYMENT

Rule 6 of the LTIP shall apply save as modified as follows:

6.3	Cessation of Employment as a result of Retirement

Rule 6.3 shall apply as follows:

“If a Participant Ceases Employment because of Retirement with the agreement of the Participant’s employer his Award shall, provided, if so determined by the Board, the Participant first executes and does not revoke a general release of claims acceptable to the Company, Vest on the date of such Cessation of Employment PROVIDED ALWAYS THAT if the Cessation of Employment in respect of which this Rule 6.3 applies occurs on or before the first anniversary of the Grant Date then the extent to which such Award Vests shall be reduced to take account of the proportion of the Vesting Period as has elapsed when the Cessation of Employment occurs.”

6.4	Cessation of Employment for other good reasons and following sale

“If a Participant Ceases Employment because of:

(a)	termination of employment by the Participant’s Employer (whether or not by notice) other than for misconduct or poor performance;

(b)	his Employer ceasing to be a member of the Group;

(c)	the business for which the Participant works is transferred to a person which or who is not a member of the Group,

his Award shall, provided, in relation to Rule 6.4(a) and if so determined by the Board, the Participant first executes and does not revoke a general release of claims acceptable to the Company, Vest on the date of such Cessation of Employment in respect of a proportion of the Award (corresponding to such proportion of the Vesting Period as has elapsed when the Participant Ceases Employment provided that the Board may determine in the case of leaving for reasons set out in (b) or (c) above that some or all of the Awards held by relevant Participants shall be exchanged in accordance with Rule 7.2 of the LTIP (exchange of awards).”

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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6.5	Lapse or forfeiture of Awards on joining a Competitor

“Where either Rule 6.3 or 6.4 applies such that NLLP Awards are retained by the Participant following Cessation of Employment, the following shall also apply: In the event that the Participant, in the period commencing on such cessation and ending immediately following the relevant Vesting Date, becomes an employee or director of (or otherwise provides services to) a Competitor, other than as a direct result of an event within Rule 6.4(b) or Rule 6.4(c), the NLLP Awards held by that Participant shall immediately lapse (or in the case of Restricted Stock, shall be immediately forfeited).”

6.6	Cessation of Employment as a result of death or Disability

“If a Participant Ceases Employment as a result of his death or Disability then Awards held by that Participant shall Vest immediately.”

7.	DEFINITIONS

For the purpose of this Schedule, the following additional definitions shall apply:

“Equivalent Performance Measurement” If the performance assessment is not available for any reason including any performance management system changes, only the available assessments will be considered or an Equivalent Performance Measurement will be sought. For new Awards, the Equivalent Performance Measurement will be defined in the Grant Notice.

“EVR” Enterprise Value Roles are roles with enterprise-wide responsibilities and impact.

“BVR” Business Value Roles are roles with function-wide or business-wide responsibilities and impact.

“Launch Leaders” have responsibility and control over product launches with anticipated sales budgets of > 1 billion USD per financial year (as determined in the sole discretion of the company).

“Rating” means the performance assessment on the Novartis matrix used for the annual performance evaluation, which is required subsequently over the performance period.

“Restricted Stock Unit” or “SRSU” shall mean a right to receive a Share (subject to the Board determining that SRSUs or any of them are to be settled in cash) in accordance with the Select Plan after the expiry of the Vesting Period.

“Vesting Date” means in relation to an Award the Vesting Date specified in the relevant Grant Notice.

“Vesting Period” shall mean the period between the Grant Date and Vesting Date of an Award.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)

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8.	AMENDMENTS

The Board may change this Schedule at any time. Changes may affect NLLP Awards already granted provided always that, unless required by law, no such change may be made which is to the material disadvantage of a Participant without the Participant’s prior written consent.

LTIP rules – January 22, 2014 and amended thereafter (effective in relation to awards made on or after January 1, 2023)